UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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Privia Health Group, Inc.

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Privia Health Group, Inc.

950 N. Glebe Rd., Suite 700

Arlington, VA 22203

Supplement No. 2 to Proxy Statement for Annual Meeting of Stockholders

To Be Held May 24, 2023

This is a supplement, dated May 10, 2023 (“Supplement No. 2”), to the proxy statement, dated April 6, 2023 (the “Proxy Statement”), as supplemented by the supplement dated April 12, 2023 (“Supplement No. 1”), for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Privia Health Group, Inc. (the “Company,” “we,” “us” and “our”).

This Supplement No. 2 supplements and amends the Proxy Statement, as supplemented by Supplement No. 1, for the Annual Meeting to: (i) amend Proposal No. 1 as described more fully herein, (ii) update the Proxy Statement for certain developments that occurred after the date of the Proxy Statement and (iii) update the Notice of the Annual Meeting attached as Appendix A hereto to reflect the amended Proposal No. 1 (the “Amended Notice”). This Supplement No. 2 is being made available to stockholders beginning on or about May 10, 2023. The Annual Meeting will be held at 11:00 a.m. Eastern Time on Wednesday, May 24, 2023 and will be conducted via live webcast as a virtual meeting of stockholders. You will be able to attend the Annual Meeting online by visiting www.proxydocs.com/PRVA.

This Supplement No. 2 relates to Proposal No. 1 to be considered by stockholders at the Annual Meeting and does not provide all of the information that you should read and consider before voting on all of the proposals that are being presented to stockholders for their vote at the Annual Meeting. Additional information is contained in the Proxy Statement, which was previously made available to you, if you requested a hard copy. To the extent that the information in this Supplement No. 2 differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement No. 2 shall amend and supersede the information in the Proxy Statement. Except as amended or superseded, all information set forth in the Proxy Statement and Supplement No. 1 remains unchanged and is important for you to review and consider before voting. Accordingly, we urge you to read this Supplement No. 2 carefully in its entirety, together with the Proxy Statement and Supplement No. 1.

Classification of the Board of Directors

Our amended and restated certificate of incorporation (the “Charter”) and our amended and restated bylaws (together with the Charter, the “Organizational Documents”) provide that once investment entities directly or indirectly controlling, controlled by or under common control with Goldman Sachs & Co. LLC (“Goldman”) and Pamplona Capital Management LLP (“Pamplona” and collectively with affiliates of Goldman, the “Lead Investors”) no longer beneficially own outstanding securities of the Company representing at least 25% of the voting power of all outstanding securities of the Company generally entitled to vote in the election of directors (the “Minimum Ownership Threshold”), our Board of Directors (the “Board”) will be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors will initially serve until the first annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met; Class II directors will initially serve until the second annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met; and Class III directors will initially serve until the third annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met. Commencing with the first annual meeting of stockholders following the time when the Minimum Ownership Threshold is no longer met, each director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected.

Our Board currently consists of nine members. While the Minimum Ownership Threshold was met, our Board was not required to be classified pursuant to the Organizational Documents and each of our directors was subject to re-election annually and would hold office until his or her successor was duly elected and qualified or until his or her earlier death, resignation or removal.

On May 4, 2023, the Lead Investors participated in a registered secondary offering and sale of our common stock (the “Offering”) that resulted in the Minimum Ownership Threshold no longer being met as of May 8, 2023. As a result, effective May 9, 2023, pursuant to the Organizational Documents, our Board was divided into three classes with each class serving staggered three-year terms. In accordance with the Organizational Documents, the Board assigned members of the Board already in office and approved the following classifications, with the Class I members to serve a term set to expire at the Annual Meeting, the Class II members to serve a term set to expire at the 2024 annual meeting of stockholders and the Class III members to serve a term set to expire at the 2025 annual meeting of stockholders:

Class I - Term expires at Annual Meeting

•	Jeff Bernstein

•	Nancy Cocozza

•	David King

Class II - Term expires at annual meeting of stockholders in 2024

•	Thomas McCarthy

•	Jaewon Ryu, MD

•	Bill Sullivan

Class III - Term expires at annual meeting of stockholders in 2025

•	Patricia Maryland

•	Shawn Morris

•	Will Sherrill

As a result of the classification of the Board pursuant to the Organizational Documents, the Class II directors and the Class III directors are no longer standing for re-election to the Board at the Annual Meeting. Class II directors will stand for re-election to the Board at the annual meeting of stockholders in 2024, and Class III directors will stand for re-election to the Board at the annual meeting of stockholders in 2025. Therefore, the nominations of the Class II directors (Thomas McCarthy, Jaewon Ryu, MD and Bill Sullivan) and the Class III directors (Patricia Maryland, Shawn Morris and Will Sherrill) have been withdrawn.

Class I directors will stand for re-election to the Board at the Annual Meeting. We are soliciting proxies in favor of the re-election of each of the three Class I director nominees identified below under the heading “Amended Proposal No. 1 — Election of Directors — Nominees For Class I Directors for Terms Expiring in 2026.”

AMENDED PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board is currently composed of nine directors who the Company believes are best positioned to serve our Company and stockholders. We currently have three classes of directors. The nominees for Class I director this year are Jeff Bernstein, Nancy Cocozza and David King. The Board unanimously recommends that you vote “FOR” each of the three nominees for Class I director. In doing so, the Class I nominees will be elected at the Annual Meeting to serve for a three-year term ending in 2026 and until their respective successors are elected or appointed and qualified.

It is expected that all nominees proposed by our Board will be able to serve on the Board if elected. However, if before the election one or more nominees are unable to serve (a situation we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by our Board (unless our Board reduces the number of directors to be elected).

NOMINEES FOR CLASS I DIRECTORS FOR TERMS EXPIRING IN 2026

Jeff Bernstein
Director since: 2021 Age: 36 Committee membership: Chair of Nominating and Corporate Governance Committee and Chair of Compensation Committee

Jeff Bernstein has been a Managing Director in the Asset Management Division of Goldman Sachs (GS AMD) since January 2020, having previously held the positions of Vice President and Associate beginning in July 2010, focusing on private equity activities in the healthcare sector. Prior to joining GS AMD, Mr. Bernstein was in the Healthcare Group in Goldman Sachs’ Investment Banking Division from June 2008 to June 2010. Mr. Bernstein serves on the boards of AvaSure, Capital Vision Services (referred to publicly as MyEyeDr.) and MDVIP and is a board observer at Advanced Recovery Systems. He previously served on the boards of Brighton Health Plan Solutions, Drayer Physical Therapy Institute, Golden State Medical Supply, Sapphire Digital and Upstream Rehabilitation. Mr. Bernstein received an AB in Economics, magna cum laude, and a certificate in Finance from Princeton University.

Mr. Bernstein is a valuable member of our Board because of his extensive investment experience in the healthcare industry.

Nancy Cocozza
Director since: 2022 Age: 62 Committee membership: Audit Committee

Nancy Cocozza has over 25 years of experience in healthcare and government programs. Ms. Cocozza retired in June 2018 from the position of President of the Medicare Business for Aetna, where she was responsible for Aetna’s Medicare strategy, growth and operating results. Prior to Aetna, Ms. Cocozza was Executive Vice President at HealthMarkets, an individual market health insurance provider, where she led the Medicare division. She also led the government insurance programs at Coventry Health Care. Ms. Cocozza began her career at Aetna, where she spent 16 years building and leading various commercial managed care operations. Ms. Cocozza most recently served on the Board of Directors, the Audit Committee, and Compensation Committee of Aspira Women’s Health, Inc. (NASDAQ: AWH) from August 2018 until March 2021. Ms. Cocozza received a bachelor’s degree in accounting from Thomas Jefferson/Philadelphia University.

Ms. Cocozza is a valuable member of our Board because of her extensive experience in the healthcare industry and prior track record as a senior executive.

David King
Director since: 2021 Age: 66 Committee membership: Nominating and Corporate Governance Committee and Compensation Committee

David King has been the Managing Member of KingMan LLC, a provider of strategic consulting services for stakeholders across the healthcare system, since December 2021 and has served as Executive Chair of HealthChannels, an industry leader in provider-led patient care solutions, since December 2021. Prior to this role, Mr. King served as an Operating Partner at Pritzker Private Capital from August 2020 to December 2021, co-leading the firm’s activities in the healthcare sector. Prior to joining Pritzker Private Capital, Mr. King was the Chief Executive Officer of Laboratory Corporation of America Holdings (NYSE: LH) from 2007 to 2019. At Laboratory Corporation of America Holdings, Mr. King also served as the Executive Chair of the Board from November 2019 to May 2020, and as the Non-Executive Chair of the Board from May 2009 to October 2019. Mr. King serves as a director of ZimVie, Inc. (NASDAQ: ZIMV), and was appointed in 2017 to the advisory board for Duke University’s Robert J. Margolis, MD, Center for Health Policy. Mr. King serves on the board of trustees of Novant Health. Mr. King previously served on the board of Cardinal Health (NYSE: CAH), Elon University, PATH (where he completed four years as Chair in December 2021) and the American Clinical Laboratory Association (where he served as Chair from 2010 to 2014). Mr. King is also on the board of The Emily K Center, a college-readiness center in Durham, North Carolina, founded by Mike Krzyzewski, the head coach of the Duke University Men’s Basketball team. Mr. King received a bachelor’s degree, cum laude, from Princeton University and a Juris Doctor, cum laude, from the University of Pennsylvania Law School.

Mr. King is a valuable member of our Board because of his extensive experience in the healthcare industry and experience on other healthcare companies’ boards.

CONTINUING CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE IN 2024

Thomas McCarthy
Director since: 2021 Age: 66 Committee membership: Chair of Audit Committee

Thomas McCarthy has over 35 years of experience in healthcare, insurance and financial services businesses, including more than 30 years with Cigna Corporation (NYSE: CI). Mr. McCarthy was most recently the Executive Vice President and Chief Financial Officer at Cigna from July 2013 to June 2017, and previously held the roles of Vice President of Finance, Vice President & Treasurer, Vice President of Strategy and Corporate Development between March 2003 to July 2013. In addition to his career with Cigna, Mr. McCarthy also held senior leadership roles at Kemper Insurance from July 1999 to February 2003 and USAA from 1985 to 1986. Mr. McCarthy is a member of the board of directors of Selective Insurance Group, Inc. (NASDAQ: SIGI), a New Jersey-based holding company for property and casualty insurance companies, and is a member of the audit and finance committees. He is also a member of the Board of Trustees of the American University of Rome, a Director of Avenue of the Arts, Inc., and a Director of the Habitat for Humanity of Montgomery and Delaware Counties. Mr. McCarthy received a bachelor’s degree in Finance from the Wharton School of the University of Pennsylvania and an MBA from Carnegie Mellon University’s Tepper School of Business.

Mr. McCarthy is a valuable member of our Board because of his extensive experience in the healthcare industry and his prior leadership positions at Cigna.

Dr. Jaewon Ryu
Director since: 2021 Age: 49 Committee membership: Compliance Committee

Dr. Jaewon Ryu has been the President and Chief Executive Officer of Geisinger since June 2019, an integrated delivery system with a clinical enterprise, a health plan, the Geisinger Commonwealth School of Medicine, and research and innovation functions operating in central and northeastern Pennsylvania. He originally joined Geisinger in September 2016, as the Executive Vice President and Chief Medical Officer, overseeing all aspects of patient care at Geisinger, working to improve the quality, affordability and experience of care delivered across the enterprise. Dr. Ryu was previously President of integrated care delivery for Humana, responsible for Humana’s owned and joint ventured care delivery assets, including a management services organization (MSO) assisting affiliated practices to adopt a population health model under value-based reimbursement methodologies. Prior to Humana, Dr. Ryu held various leadership roles at the University of Illinois Hospital & Health Sciences System, Kaiser Permanente, the Centers for Medicare and Medicaid Services, and as a White House Fellow at the Department of Veterans Affairs. He was also a practicing corporate healthcare attorney with the international firm McDermott, Will & Emery. Dr. Ryu has also served since 2018 as a commissioner on the Medicare Payment Advisory Commission (MedPAC). He is also a director on the National Committee for Quality Assurance (NCQA). Dr. Ryu earned his B.A. from Yale University and his M.D. and J.D. from the University of Chicago. He completed his residency training in emergency medicine at Harbor-UCLA Medical Center.

Dr. Ryu is a valuable member of our Board because of his extensive experience in value-based reimbursement, management services organizations and high-quality patient care.

Bill Sullivan
Director since: Mr. Sullivan served as the sole director starting with Privia Health’s founding in 2016 until the Board was expanded for the IPO in 2021. Age: 59 Committee membership: Audit Committee

Bill Sullivan has been an investor and operator of disruptive healthcare service and technology businesses for over 30 years. He is the founder of Brighton Health Partners, an entity which builds transformational healthcare businesses. Prior to founding Brighton Health Partners, he was founder/Chair of Brighton Health Group, which owned and operated Privia Health until May 2021. Mr. Sullivan led the acquisition of Privia and subsequent national expansion of the business prior to the hiring of CEO, Shawn Morris, in May 2018. Mr. Sullivan is an investor and current board member of Soar Health, The Collective, MedArrive, Duos and HUB International. Prior to forming Brighton Health Group, Mr. Sullivan was a partner at global private equity firm Apax Partners (2007- 2012). While at Apax, Mr. Sullivan led the $1.4B take private of TriZetto Group, the leading provider of technology solutions to payers. Prior to joining Apax, Mr. Sullivan was the CEO & Chairman of MagnaCare Holdings (acq. Apax), a health plan management company. Mr. Sullivan joined the founding management team of Oxford Health Plans (acq. United Healthcare) from 1987 to 2000, his last four as President of the company. Mr. Sullivan received a bachelor’s degree in Finance and Banking from Suffolk University in Boston.

Mr. Sullivan is a valuable member of our Board because of his extensive experience in the healthcare industry and prior track record as a senior executive.

CONTINUING CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2025

Patricia Maryland
Director since: 2021 Age: 69 Committee membership: Compliance Committee

Patricia Maryland has over 40 years of experience in healthcare administration. Ms. Maryland was most recently the Executive Vice President of Ascension and the President and Chief Executive Officer at Ascension Healthcare, a leading non-profit health system from July 2017 through June 2019. Prior to that, Ms. Maryland held various other executive and senior management positions in the Ascension organization from 2003 to 2017, including the roles of President of Healthcare Operations and Chief Operating Officer. Ms. Maryland has served on the board of Encompass Health Corporation (NYSE: EHC) since 2020 and on the board of Surgery Partners, Inc. (NASDAQ: SGRY) since March, 2021. Ms. Maryland received a Bachelor’s degree in Mathematics from Alabama State University and a Master’s degree in Biostatistics from the University of California, Berkeley. Ms. Maryland also holds a Doctorate of Public Health from the University of Pittsburgh, with a concentration in health services administration and planning.

Ms. Maryland is a valuable member of our Board because of her extensive experience in the healthcare industry and her prior track record as a senior executive at a large health system.

Shawn Morris
Director since: 2021 Age: 59 Committee membership: None

Shawn Morris has served as our Chief Executive Officer since 2021 and a member of our board of directors since May 2018. Prior to his role at Privia Health, Mr. Morris was the president of Cigna-HealthSpring, a Cigna company, known previously as HealthSpring, from 2016 to 2018. Beginning in 2005 and up to 2016, Mr. Morris held various leadership roles at Cigna-HealthSpring, including the positions of Chief Operating Officer, President of Development & Innovation, and Executive Vice President. Mr. Morris received a B.S. in Accounting from the Western Kentucky University and is a Certified Public Accountant. Mr. Morris is also a graduate of Dartmouth College’s Tuck Business School 2030 Global Executive program, an inaugural Fellow of the Nashville Healthcare Council and a member of the American Society of CPAs.

Mr. Morris is a valuable member of our board of directors because of his extensive experience in the healthcare industry and prior track record as a senior executive in high growth as well as large healthcare companies.

Will Sherrill
Director since: 2021 Age: 34 Committee membership: Nominating and Corporate Governance Committee and Compensation Committee

Will Sherrill has been a Principal at Pamplona Capital Management since January 2022, focusing on investment opportunities in the healthcare and industrial services industries. Prior to joining Pamplona as a Vice President in 2019, Mr. Sherrill was an Associate and a Vice President at Kelso & Company, between February 2015 to January 2019, focusing in healthcare services. Mr. Sherrill began his career as an Analyst at Credit Suisse in the Capital Markets and Financial Sponsors groups from July 2011 to January 2015. Mr. Sherrill currently serves on the boards of CSC Serviceworks, Inc. and BFG Supply Co LLC. Mr. Sherrill previously served on the board of Brighton Health Group. Mr. Sherrill received bachelor’s degrees in Economics and History from the University of Virginia.

Mr. Sherrill is a valuable member of our Board because of his extensive investment experience in the healthcare industry.

Vote Required

The election of directors requires a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be Approved. Broker non-votes will have no effect on this proposal.

The Board of Directors recommends a vote “FOR” each of the Class I nominees named above

GOVERNANCE MATTERS

Shareholder Rights Agreement

In connection with our initial public offering, we entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) with affiliates of Goldman (the “GS Investors”) and an affiliate of Pamplona Capital Partners III, L.P. (the “Pamplona Investor” and together with the GS Investors, the “Investors”) that provides each Investor with the right to designate nominees for election to our Board. The Shareholder Rights Agreement provides each Investor the right to designate: (i) three nominees for so long as such Investor beneficially owns at least 15% of the common stock (at least one of each of whom shall qualify as “independent” for purposes of serving on the Audit Committee), (ii) two nominees for so long as such Investor beneficially owns between 10% and 15% of the common stock, (iii) one nominee so long as such Investor beneficially owns between 5% and 10% of the common stock and (iv) no nominees so long as such Investor beneficially owns less than 5% of the common stock. Pursuant to the Shareholder Rights Agreement, if the number of individuals that either the GS Investors or the Pamplona Investor have the right to designate for election to the Board is decreased, then the corresponding number of directors designated by such Investor shall immediately offer to resign from the Board. In the event that any director designated by an Investor offers to tender his or her resignation, the Board shall promptly determine whether to accept such resignation.

Prior to the Offering, each of the Investors beneficially owned at least 15% of the common stock, and Jeff Bernstein, David King, Tom McCarthy, Will Sherrill, Patricia Maryland and Jaewon Ryu, MD were designated as director nominees by the Investors pursuant to the terms and conditions of the Shareholder Rights Agreement.

In the Offering, the GS Investors sold all of their common stock, and, as a result, the number of directors the GS Investors have the right to designate for election to the Board was decreased from three to none. Pursuant to the requirement in the Shareholder Rights Agreement, David King, Jeff Bernstein, and Tom McCarthy each offered to resign promptly following the closing of the Offering. The Nominating and Corporate Governance Committee recommended that the Board reject such resignations, and the Board rejected them. Accordingly, David King will continue to serve as a Class I director and will continue to stand for re-election as a Class I director at the Annual Meeting, Jeff Bernstein will continue to serve as a Class I director and will continue to stand for re-election as a Class I director at the Annual Meeting, and Tom McCarthy will continue to serve as a Class II director.

In the Offering, the Pamplona Investor sold all of its common stock, and, as a result, the number of directors the Pamplona Investor has the right to designate for election to the Board was decreased from three to none. Pursuant to the requirement in the Shareholder Rights Agreement, Jaewon Ryu, MD, Will Sherrill and Patricia Maryland each offered to resign promptly following the closing of the Offering. The Nominating and Corporate Governance Committee recommended that the Board reject such resignations, and the Board rejected them. Accordingly, Jaewon Ryu, MD will continue to serve as a Class II director, Will Sherrill will continue to serve as a Class III director, and Patricia Maryland will continue to serve as a Class III director.

VOTING

Other than as set forth above, the Proxy Statement is unchanged from the one made available to stockholders on or about April 6, 2023 and filed with the Securities and Exchange Commission on April 6, 2023, as supplemented by the Supplement No. 1 filed with the Securities Exchange Commission on April 12, 2023. If you have already voted and you do not wish to change your vote, you do not need to take any action.

Stockholders eligible to vote at the Annual Meeting may continue to use their proxy cards or voting instruction forms to vote their shares as to the Class I directors and the other matters being voted on at the Annual Meeting.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the re-election of Thomas McCarthy, Jaewon Ryu, MD, Bill Sullivan, Patricia Maryland, Shawn Morris and Will Sherrill will not be voted with respect to his or her election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting.

If you have not yet returned your proxy card or provided your voting instructions, please complete the proxy card or submit instructions while disregarding Thomas McCarthy, Jaewon Ryu, MD, Bill Sullivan, Patricia Maryland, Shawn Morris and Will Sherrill as nominees for election as a director.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote: by Internet at www.proxypush.com/PRVA, 24 hours a day, seven days a week, until 11:00 a.m. Eastern Time on May 24, 2023; by toll-free telephone at (844) 357-8239, until 11:00 a.m. Eastern Time on May 24, 2023; by completing and mailing your proxy card; or by attending and voting during the Annual Meeting via the internet.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee.

To participate or vote during the Annual Meeting via live webcast, you must register in advance prior to the deadline of May 23, 2023 at 5:00 p.m. Eastern Time at www.proxydocs.com/PRVA.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2023:

The Proxy Statement, the Supplement No. 1, this Supplement No. 2, the proxy card and our 2022 Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxydocs.com/PRVA.

Appendix A

Privia Health Group, Inc.

950 N. Glebe Rd., Suite 700

Arlington, VA 22203

AMENDED NOTICE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	Wednesday, May 24, 2023 at 11:00 a.m., Eastern Time

PLACE:	Online at: www.proxydocs.com/PRVA

ITEMS OF BUSINESS:

1.  To elect Jeff Bernstein, Nancy Cocozza and David King as Class I directors to the Board of Directors to serve until the 2026 annual meeting of stockholders, and until their respective successors shall have been duly elected and qualified;

2.  To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers;

3.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023; and

4.  To transact such other business as may properly come before the meeting.

WHO CAN VOTE:	You must be a stockholder of record at the close of business on March 27, 2023, to vote at the Annual Meeting.

INTERNET AVAILABILITY:	This Proxy Statement, the Supplement No. 1, the Supplement No. 2 and our 2022 Annual Report to Stockholders are available free of charge at www.proxydocs.com/PRVA or on our website, www.priviahealth.com.

PROXY VOTING:	We cordially invite you or your legal representative to participate in the Annual Meeting, either by attending and voting online or by voting through other acceptable means. Your participation is important regardless of the number of shares you own. You may vote by telephone, through the Internet or by mailing your completed proxy card. Stockholders of record and beneficial owners will be able to vote their shares electronically at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Voting” in the proxy statement.

By Order of the Board of Directors,

Thomas Bartrum

Executive Vice President and General Counsel

Arlington, VA

May 10, 2023

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